BIOFUELS EVALUATION AND LICENSE AGREEMENT

This Biofuels Evaluation and License Agreement (this “Agreement”), dated as of May 14, 2013 (the “Effective Date”), is made by and between Senesco Technologies, Inc., a Delaware corporation with a place of business at 721 Route 202/206, Suite 130, Bridgewater, New Jersey 08807 (“Senesco”) and Senesco, Inc., a New Jersey corporation with a place of business at 721 Route 202/206, Suite 130, Bridgewater, New Jersey 08807 a wholly-owned subsidiary of Senesco (“Senesco Sub”, and together with Senesco, the “Senesco Parties”), on the one hand, and BioCorp Ventures LLC, a Delaware limited liability company with a place of business at 336 Bon Air Center #418, Greenbrae, CA 94904 (“BCV”), on the other. The Senesco Parties and BCV are each hereinafter referred to individually as a “Party” and together as the “Parties”; provided, however, that for clarity Senesco Sub does not make any representations or warranties to BCV pursuant to Sections 8.1 or 8.2 and does not have any obligations under Sections 8.4 or 8.6 below.

RECITALS

WHEREAS, the Senesco Parties own certain proprietary technology related to modulating the expression of genes in algal and plant cells to increase yield, increase growth rates and reduce the harmful effects of a wide variety of environmental stresses;

WHEREAS, BCV desires to evaluate the Senesco Parties’ technology and, upon satisfactory completion of such evaluation, to obtain an exclusive license to develop and commercialize such Senesco Parties’ technology in the field of biofuels products, and the Senesco Parties are willing to grant such license on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. The following terms shall have the meanings set forth below:

“Affiliate” means with respect to each Party, any Person that directly or indirectly is controlled by, controls or is under common control with a Party. For the purposes of this definition only, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity. For purposes of this Agreement, notwithstanding anything to the contrary herein, neither Senesco nor any other equity holders of BCV shall be deemed to be an Affiliate of BCV, other than a holder of all of the outstanding capital stock of BCV.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Applicable Law” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

“Bankruptcy Code” has the meaning set forth in Section 9.9.

“BCV” has the meaning set forth in the introductory paragraph hereof.

“BCV Improvements” means all Sole Inventions and Technology and other intellectual property, whether or not patentable, that are conceived of, discovered, developed or authored after the Effective Date, by or on behalf of BCV, whether alone or together with Third Parties, whether or not in connection with this Agreement, that relate to or are an improvement to or derivative of any Biofuel IP. BCV Improvements excludes Joint Inventions and Joint Patents.

“BCV Indemnitees” has the meaning set forth in Section 8.4(b).

“BCV Owned Service Improvements” means any and all Technology created pursuant to the Services pursuant to Section 2.4 that (a) is not related to or an improvement to or a derivative of the Biofuel IP and (b) is not related to or derived from any research or development conducted by or on behalf of the Senesco Parties or their Affiliates relating to eIF-5A technology.

“Biofuel IP” means (a) the Biofuel Patent Rights; and (b) the Biofuel Know-How.

“Biofuel Know-How” means any and all (a) Existing Technology, (b) Developed Technology and (c) Joint Inventions. The Biofuel Know-How does not include any trademarks, software or information technology systems.

“Biofuel Patent Rights” means (a) the Existing Biofuel Patent Rights, (b) any and all Patent Rights that claim Biofuel Know-How and that are Controlled by the Senesco Parties or their Affiliates as of the Effective Date and/or during the Term, including the Senesco Parties’ and their Affiliates’ interest in any Joint Patent, and (c) Senesco Improvement Patent Rights.

“Commercialization License” has the meaning set forth in 0(b).

“Commercialization License Commencement Date” means the date of the next day following the Evaluation Period Termination Date.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligation under this Agreement, the carrying out of such obligations in a diligent and sustained manner using such effort and employing such resources as would normally be exerted or employed by a similarly-situated company.

“Confidential Information” means, with respect to a Party, all proprietary or confidential information and materials (whether or not patentable) disclosed by one Party to the other, including all trade secrets, processes, formulae, data, know-how, improvements, inventions, chemical or biological materials, assays, techniques, marketing plans, strategies, and customer lists, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by the disclosing Party in oral, written, graphic, or electronic form.

“Control” or “Controlled” shall mean with respect to the subject item, the possession (whether by ownership or license, other than pursuant to this Agreement) by a Party of the right to grant to the other Party access or a license as provided herein under such item or right without violating the terms of any agreement or other arrangement with any Third Party or, with respect to any agreements or arrangements executed with any Third Party after the Effective Date, incurring any additional costs or expenses under any such agreement or arrangement, provided that if the other Party agrees to bear such additional costs or expenses with respect to the subject item, such subject item shall be deemed Controlled by the Party granting the access or license herein. Notwithstanding anything to the contrary in this Agreement, no Technology, materials, information or other intellectual property or other proprietary rights not Controlled by a Party or any of its Affiliates prior to an Industry Transaction (as defined below) of such Party will be Controlled for purposes of this Agreement after such Industry Transaction, other than (a) Technology, material, intellectual property or information conceived, reduced to practice, authored, developed, generated or otherwise made by any Person within the Acquiring Group (defined below) as part of the activities under this Agreement or in the course of performing research or development in the Field using the Biofuel IP during the Term, and (b) any Patent Right that claims priority, directly or indirectly, to any other Patent Right first Controlled by a Party of its Affiliates before the Industry Transaction no matter when such Patent Right is filed or issued. For purposes of the foregoing, “Industry Transaction” for a Party shall mean that (x) that such Party will have become an Affiliate of a Third Party or (y) any sale, license or other transfer (in one transaction or a series of related transactions, and by any means, including by merger or consolidation) of all or substantially all of such Party’s assets or that portion of its business pertaining to the subject matter of this Agreement will have occurred to a Third Party (such Third Party in this clause (x) and/or (y), together with its affiliates (for clarity including any Person that becomes an affiliate of such Third Party as a result of the Industry Transaction), the “Acquiring Group”).

“Cover” means, with respect to any Patent Rights, that the manufacture, use, offer for sale, sale or import of any article or composition of matter, or the practice of any process or method, infringes at least one (1) Valid Claim of such Patent Rights.

“Developed Technology” means any and all Technology that is (a) created by or on behalf of the Senesco Parties or their Affiliates in the course of performing research or development in the Field during the Term, or (b) created pursuant to the Services provided by the Senesco Parties’ or their Affiliates’ employees pursuant to Section 2.4 (excluding BCV Owned Service Improvements), in each case that is Controlled by a Senesco Party or its Affiliates during the Term.

“Development Plan” has the meaning set forth in Section 3.1(c).

“Effective Date” has the meaning set forth in the introductory paragraph hereof.

“Evaluation License” has the meaning set forth in 0(a).

“Evaluation Period” means the period commencing on the Effective Date and ending on the Evaluation Period Termination Date.

“Evaluation Period Termination Date” means (a) the twelve (12) month anniversary of the Effective Date, or (b) such earlier date on which BCV elects to terminate the Evaluation Period without terminating this Agreement, by written notice by BCV to Senesco.

“Excluded Products” means the products listed on Schedule B.

“Existing Biofuel Patent Rights” means the Patent Rights listed on Schedule A and any and all continuations, continuations-in-part (solely for claims that claim priority to the Patent Rights listed on Schedule A), and divisionals thereof, and all foreign equivalents of the foregoing Patent Rights, and all reissues, reexaminations and extensions thereof.

“Existing Technology” means any and all Technology that (a) (i) provided proof of concept for the Existing Biofuel Patent Rights, including the coding region, promoter guidance and vectors used for plant transformations, or (ii) is necessary or useful for the practice of the Existing Biofuel Patent Rights or the research, development, manufacture, use or sale of products in the Field and (b) is Controlled by a Senesco Party or its Affiliates as of the Effective Date.

“Field” means any and all (a) plants and plant products (including plant organisms, progeny, cells, seeds, grain, grain component, tissue, and other parts of plants) suitable for use in the production of biofuel and/or biofuel feedstock, including all species of algae and all species in the genus Miscanthus, but excluding the Excluded Products; (b) biodiesel, bioethanol and other biofuels derived from the plants and plant products described in clause (a) above; and (c) other products derived from the plants and plant products described in clause (a), other than pharmaceutical, nutraceutical and food products, provided that the foregoing exclusion of food products shall not apply to algae.

“GAAP” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied and shall mean the international financial reporting standards (“IFRS”) at such time as IFRS (a) becomes the generally accepted accounting standard and applicable laws require that a Party use IFRS or (b) is adopted as the applicable accounting standard of such Party.

“Indemnifying Party” has the meaning set forth in 0(c).

“Indemnitee” means any Person indemnified under 0.

“Joint Inventions” has the meaning set forth in Section 6.2.

“Joint Patents” has the meaning set forth in Section 6.2.

“Licenses” means, collectively, the Evaluation License and the Commercialization License.

“Licensed Products” means any product in the Field that incorporates, contains, utilizes, is enabled by or otherwise exploits the Biofuel IP, or the making, using, selling or importing of which would, absent the Licenses granted hereunder, infringe the Biofuel IP.

“Loss” has the meaning set forth in Section 8.4(a).

“Net Sales” means all amounts received by BCV or its Affiliates in consideration for, or directly in connection with, (a) the sale or any other commercial disposition of Licensed Products by BCV or its Affiliates to Third Parties, including without limitation wholesalers and/or other intermediate Third Parties, or (b) the sale or any other commercial disposition of Licensed Products by BCV to a Sublicensee, where such Sublicensee is the final end user of the Licensed Product and does not resell the Licensed Product, after deducting (i) credits or allowances, if any, actually granted; (ii) discounts, rebates, refunds, and chargebacks, actually granted or allowed, and customary fees paid to distributors; (iii) freight, packaging, storage, shipping and insurance charges; (iv) customs duties; (v) excises, sales taxes, duties or other taxes imposed upon and paid with respect to such sales; and (vi) returns; in each case to the extent specifically related to the Licensed Products and actually allowed, incurred or paid during such period and not already reflected in the amounts received; provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with then-current GAAP. For clarity, Net Sales do not include Sublicense Income. For purposes of example and not limitation, if BCV or its Affiliates sells a quantity of Licensed Product (e.g., Miscanthus seed) to a Third Party or Sublicensee (to the extent within the scope of clause (b) above) and receives a payment therefor, and BCV or its Affiliates subsequently receive payments or other consideration from the Third Party or Sublicensee for a product derived from such quantity of Licensed Product (e.g., seedlings, plants or biofuel), whether characterized as partial payment for the initial sale of the Licensed Product, a success payment, or otherwise, then Net Sales shall include the payment or other consideration received from the initial sale of the Licensed Product to the Third Party as well as such subsequent payments or other consideration (unless such subsequent payments or other consideration fall within the scope of Sublicense Income).

If a Licensed Product is sold together with another product and not separately invoiced or billed, the Parties shall agree upon the appropriate allocation of the amount received in consideration for the Licensed Product, which allocation shall reflect the fair market value of the Licensed Product and the other product. If a Licensed Product contains one or more Traits in addition to the Senesco Trait that confer material benefits to the Licensed Product, then the Parties shall agree upon the appropriate allocation of the amount received in consideration for the Senesco Trait, which allocation shall reflect the fair market value of the Senesco Trait and the other Traits.

“Party” and “Parties” have the meaning set forth in the introductory paragraph hereof.

“Patent Rights” means all rights arising under patents or patent applications (including any patents issuing therefrom), as well as any continuations, continuations-in-part, divisionals thereof and all reissues, reexaminations and extensions thereof.

“Paying Party” has the meaning set forth in Section 4.7.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other similar entity or governmental authority.

“Recipient Party” has the meaning set forth in Section 4.7.

“Relinquishing Party” has the meaning set forth in Section 7.1(c).

“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period beginning on the date of first commercial sale of a Licensed Product in a country, and ending upon the later of: (a) the ten (10) year anniversary of such first commercial sale and (b) expiration of the last-to-expire Valid Claim of a Biofuel Patent Right Covering such Licensed Product in such country.

“SEC” has the meaning set forth in 0.

“Senesco” has the meaning set forth in the introductory paragraph hereof.

“Senesco Field” means all applications outside of the Field.

“Senesco Improvement Patent Rights” means any and all Patent Rights that claim Technology created by or on behalf of a Senesco Party or its Affiliates in the course of performing research or development outside of the Field during the Term and which Technology (i) is an improvement to the Existing Technology or any Developed Technology, and (ii) is applicable to plants and plant products (including plant organisms, progeny, cells, seeds, grain, grain component, tissue, and other parts of plants, but excluding Excluded Products).

“Senesco Indemnitees” has the meaning set forth in Section 8.4(a).

“Senesco Parties” has the meaning set forth in the introductory paragraph hereof.

“Senesco Sub” has the meaning set forth in the introductory paragraph hereof.

“Senesco Trait” means any Trait that is caused or regulated by one or more genes and is covered by a claim under the Biofuel Patent Rights.

“Sole Invention” has the meaning set forth in Section 6.2.

“Sublicense” means each sublicense agreement entered into by BCV pursuant to 0.

“Sublicensee” means any Third Party of BCV to whom BCV grants a Sublicense of the rights granted to BCV under this Agreement, as provided under 0.

“Sublicense Income” means any fees, royalties or other consideration received by BCV or its Affiliates from a Sublicensee in consideration for, or directly in connection with, the grant of a Sublicense pursuant to Section 2.2 or from the sale or other commercial disposition of Licensed Products to a Sublicensee (other than the consideration described in clause (b) of the definition of “Net Sales”), including license fees, upfront payments, milestone payments, license maintenance fees and equity; provided, that in the event that BCV receives non-monetary consideration for the grant of a Sublicense, Sublicense Income shall be calculated based on the fair market value of such consideration, assuming an arm’s length transaction made in the ordinary course of business; and provided further that Sublicense Income will be reduced by any amounts returned by BCV on account of refunds or rebates given in respect of Sublicense Income. Sublicense Income will not include (a) loaned or reimbursable amounts (including research and patent expense reimbursements), (b) payments for the supply of products or for research or other services provided by BCV (after the effective date of Licensee’s sublicense agreement with such Sublicensee), but only up to the fully loaded cost of goods (calculated in accordance with GAAP) of such goods or the fully loaded internal cost of such services, or (c) consideration for the purchase of an equity interest in BCV, but only up to the fair market value of such equity interest.

“Technology” means all ideas, inventions, discoveries, biologic and other materials, trade secrets, data, instructions, formulae, designs, specifications, methods, processes, formulations, assays, techniques, know-how, technical information (including structural and functional information), and manufacturing process information, patentable or otherwise.

“Term” has the meaning set forth in 0.

“Territory” means worldwide.

“Third Party” means any Person other than BCV, the Senesco Parties and their respective Affiliates.

“Third Party Agreements” has the meaning set forth in Section 8.2(d).

“Trait” means any biochemical, physiological, physical or other attribute or phenotype of a cell, plant, or other plant component or organism.

“Valid Claim” means a claim in an unexpired and issued patent or pending patent application that has not been disclaimed, revoked or held invalid or unenforceable by a final unappealable decision of a government agency or court of competent jurisdiction, or unappealed within the time limit allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise; provided that, on a country-by-country basis, a patent application pending for more than seven (7) years from the date of filing of such application as a utility, non-provisional application shall not be considered to have any Valid Claim for purposes of this Agreement from and after such seven (7) year date unless and until a patent with respect to such application issues.

“Withholding Taxes” has the meaning set forth in Section 4.7.

Section 1.2. Rules of Construction and Interpretation.

(a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” means “any and all” unless otherwise clearly indicated by context. “$” as used in this Agreement means the lawful currency of the United States. Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion.

(b) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Schedules of this Agreement.

ARTICLE II

GRANT OF RIGHTS

Section 2.1. Licenses.

(a) Evaluation License. Subject to the terms and conditions of this Agreement, during the Evaluation Period the Senesco Parties and their Affiliates grant to BCV, and BCV accepts, an exclusive, royalty-free, sublicensable (pursuant to Section 2.2) license under and to use the Biofuel IP to perform research and development activities with respect to Licensed Products in the Field and in the Territory to evaluate the Biofuel IP in order to determine BCV’s interest in obtaining the Commercialization License (the “Evaluation License”). Each of the Senesco Parties agrees, on behalf of itself and its Affiliates, that other than the Evaluation License, during the Evaluation Period it will not grant a license under or to use the Biofuel IP to research, develop, make, have made, use, import, export, offer to sell or sell Licensed Products in the Field and in the Territory without BCV’s prior written consent. BCV agrees that, during the Evaluation Period, it will not sell, assign, license or otherwise encumber, or transfer or fail to secure all ownership rights in and to any BCV Improvements, BCV Owned Service Improvements, Joint Inventions or Joint Patents (other than the Senesco Parties rights in the Joint Inventions and Joint Patents), provided that BCV may grant non-exclusive licenses to and under the foregoing to Affiliates and Third Parties to perform, during the Evaluation Period, research and development activities on behalf of and for the benefit of BCV with respect to Licensed Products in the Field and in the Territory to evaluate the Biofuel IP in order to determine BCV’s interest in obtaining the Commercialization License.

(b) Commercialization License. Subject to the terms and conditions of this Agreement, including the performance of BCV’s payment obligations hereunder, on the Commercialization License Commencement Date the Senesco Parties and their Affiliates grant to BCV, and BCV accepts, an exclusive, royalty-bearing, sublicensable (pursuant to Section 2.2) license under and to use the Biofuel IP to research, develop, make, have made, use, import, export, offer to sell and sell Licensed Products in the Field and in the Territory (the “Commercialization License”).

(c) Except as expressly set forth in this Agreement, neither Party grants any licenses under its intellectual property rights to the other Party. Moreover, notwithstanding anything to the contrary herein, the Senesco Parties and their Affiliates reserve all rights in and to, and BCV receives no license hereunder to, the Biofuel IP in the Senesco Field.

Section 2.2. Right to Sublicense.

(a) BCV may sublicense its rights under the Evaluation License solely to any Affiliate or Third Party engaged by BCV to perform research and/or development activities on behalf of and for the benefit of BCV, but without the right to grant further sublicenses, subject to compliance with the terms of this Agreement. Not later than ten (10) business days after granting any Sublicense, BCV shall provide Senesco with a true and correct copy of the Sublicense agreement.

(b) On and after the Commercialization License Commencement Date, BCV may sublicense its rights under the Commercialization License to any Affiliate or Third Party, including the right to grant further sublicenses through one or more tiers of sublicensees, subject to compliance with the terms of this Agreement. Not later than ten (10) business days after granting any Sublicense, BCV shall provide Senesco with a true and correct copy of the Sublicense agreement.

(c) Each Sublicense granted by BCV to a permitted sublicensee pursuant to this 0 shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions consistent with those in this Agreement and shall not in any way diminish, reduce or eliminate any of BCV’s obligations under this Agreement. Without limiting the foregoing, each Sublicense agreement with a permitted sublicensee shall be in writing and shall contain the following provisions: (i) if the Sublicense includes commercialization rights with respect to Licensed Products, a requirement that such sublicensee submit applicable sales or other reports consistent with the requirements of this Agreement, and (ii) a requirement to keep books and records, and if the Sublicense includes commercialization rights with respect to Licensed Products or the payment of Sublicense Income, to permit Senesco and any licensor to Senesco of Biofuel IP licensed under this Agreement to BCV to audit (through an independent auditor) such books and records, in each case consistent with the requirements of this Agreement, (iii) a requirement that such sublicensee comply with the confidentiality provisions of this Agreement, (iv) a requirement to comply with all other applicable terms of this Agreement, and (v) a provision specifying that Senesco shall be a third party beneficiary of such Sublicense agreement with the independent right to enforce its terms against the sublicensee to the extent reasonably necessary to protect the Senesco Parties’ rights under this Agreement. In addition, BCV shall use Commercially Reasonable Efforts to obtain for Senesco and its licensors (x) the right to audit the books and records of any Sublicensee that does not fall within the requirements of clause (ii) above, and (y) the right to inspect each Sublicensee’s facilities upon reasonable notice to the extent reasonably required to verify the Sublicensee’s compliance with the terms of this Agreement, provided that if BCV is unable to secure such rights for Senesco and its licensors, BCV shall secure such rights for itself, and shall exercise such rights, at Senesco’s cost, promptly after Senesco’s request and provide to Senesco a written report of the audit and/or inspection.

(d) BCV shall diligently enforce compliance by each of its sublicensees with the applicable Sublicense agreement. Any act or omission of a sublicensee shall be deemed an act or omission of BCV under this Agreement. If BCV discovers that a sublicensee has taken any action or failed to take any action that would, if done so by BCV, constitute a breach of this Agreement that continues beyond all applicable grace periods, BCV promptly shall notify Senesco thereof, and in addition to taking all actions reasonably necessary to cause the cessation of such breach, BCV shall take such remedial action as may be reasonably requested by Senesco, including termination of such sublicensee’s agreement as reasonably requested by Senesco.

Section 2.3. Marking. BCV shall label or mark each Licensed Product or the Licensed Product container, package or labeling with the patent number or numbers of any issued or pending patents included in the Biofuel IP that Cover the Licensed Product. The content, form, location and language used for such marking shall be in accordance with the laws and practices of each country in which the Licensed Products are sold or the patents have issued or are pending.

Section 2.4. Services. If at any time BCV desires that John Thompson or any other employee of a Senesco Party or its Affiliates perform research and development services related to the practice of the Biofuel IP in the Field and/or any Licensed Product, the Parties shall in good faith negotiate for a period of ninety (90) days from BCV’s written request a services agreement pursuant to which such research and development services will be provided to BCV. Such agreement will include provisions addressing confidentiality of each Party’s Confidential Information and clear allocation of ownership of intellectual property rights created by John Thompson and other employees of the Senesco Parties and their Affiliates. Any BCV Owned Service Improvements will be owned by BCV.

Section 2.5. Jatropha Field Expansion. Senesco will use Commercially Reasonable Efforts to obtain the right to expand the Field of the Commercialization License under this Agreement to include all species in the genus Jatropha, and will keep BCV promptly apprised of Senesco’s progress in this regard. It is the intent of the Parties that such Field expansion would require no additional compensation from BCV to Senesco. Notwithstanding the foregoing, if a Senesco Party would be required to pay compensation to a Third Party in order to grant such Field expansion to BCV, Senesco will so notify BCV and the Parties will discuss and negotiate in good faith the terms of such Field expansion, however, BCV will not be under any obligation to agree to such Field expansion, nor shall the Senesco Parties be required to grant such Field expansion to BCV if BCV elects not to pay any required compensation to such Third Party or if the Parties otherwise are not able to agree upon the terms of such Field expansion.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION
OF LICENSED PRODUCTS

Section 3.1. Evaluation, Development and Commercialization.

(a) Evaluation Activities. During the Evaluation Period BCV shall, at its sole cost and expense, perform the validation, market analysis research and other activities described in the Development Plan with respect to Licensed Products in the Field and in the Territory to evaluate the Biofuel IP in order to determine BCV’s interest in obtaining the Commercialization License.

(b) Development and Commercialization Responsibility. After the Evaluation Period, as between the Parties, BCV shall be fully responsible for, and shall have full control and authority over, the research, development and commercialization of the Licensed Products and all costs and expenses related thereto, including (i) all activities relating to manufacture, supply and sale of all Licensed Products and (ii) all activities relating to any governmental filings, registrations, applications and approvals relating to any of the foregoing.

(c) Diligence. After the Evaluation Period, BCV shall use Commercially Reasonable Efforts to research, develop and commercialize at least one Licensed Product in the Territory in accordance with the Development Plan attached hereto as Schedule C (as such Development Plan may be updated from time to time by BCV upon written notice to Senesco, the “Development Plan”); provided that the Development Plan shall at all times reflect Commercially Reasonable Efforts to develop and commercialize the Licensed Products). BCV shall provide Senesco with a copy of each updated Development Plan promptly after it has been prepared by BCV. For purposes of this Section 3.1(c), the efforts of BCV’s Affiliates and Sublicensees will also be considered the efforts of BCV.

(d) Compliance with Law. BCV shall comply in all respects with all Applicable Laws in its research, development and commercialization of Licensed Products.

(e) Updates and Reports. In addition to royalty information reports to be provided by BCV pursuant to Section 4.6 hereof, BCV shall provide Senesco with (i) written reports at the end of each month during the Evaluation Period, which reports shall update the validation and market research plan and goals in Schedule C, contain all tests, experiments, experimental methods, conditions, results and conclusions with respect to Licensed Products in the Field and the Biofuel IP generated by or for BCV during such month, and contain all tests and experiments planned to be conducted by or for BCV during the subsequent month, and (ii) after the Evaluation Period, written reports at least every six (6) months summarizing BCV’s and any Sublicensees’ efforts to conduct the research, development and commercialization of the Licensed Products as contemplated hereunder. For the avoidance of doubt, such reports after the Evaluation Period shall at minimum discuss in a reasonably detailed fashion the steps BCV and its Sublicensees have taken in the immediately preceding six (6) months with respect to BCV’s obligations under this 0. In addition, BCV shall provide Senesco with prompt written notice of the occurrence of the first commercial sale of each of the Licensed Products. All such reports an0d updates shall be considered Confidential Information of BCV, subject to the terms of 0 hereof.

Section 3.2. Technology Transfer and Assistance. Senesco will, as soon as reasonably possible after the Effective Date, provide BCV with (a) a copy of all Biofuel Know-How reduced to writing and possessed by the Senesco Parties or their Affiliates as of the Effective Date, and (b) upon BCV’s reasonable request, copies of any pending, unpublished Biofuel Patent Rights. Thereafter, Senesco will promptly provide or make available to BCV any additional Biofuel Know-How in the Senesco Parties’ or their Affiliates’ Control. During the first three (3) months after the Effective Date, Senesco will use Commercially Reasonable Efforts to provide reasonable assistance to BCV for the orderly transfer and transition to BCV of all current Senesco Party research and development activities relating to the Biofuel IP in the Field and/or any Licensed Products in the Field, and Senesco will use Commercially Reasonable Efforts to make available to BCV employees and/or consultants of the Senesco Parties with knowledge about the Biofuel IP in the Field and/or any Licensed Products in the Field. During the subsequent nine (9) months, Senesco shall provide up to an aggregate of ten (10) hours per month of such assistance and employee and/or consultant time. Any such access or availability after such twelve (12) month period shall be subject to the Parties entering into a service agreement as contemplated by Section 2.4.

ARTICLE IV

PAYMENTS AND ROYALTIES.

Section 4.1. Upfront and Other Payments. In partial consideration for entering into this Agreement, BCV shall pay to Senesco the following amounts:

(a) one hundred thousand dollars ($100,000) on the Commercialization License Commencement Date; and

(b) one hundred fifty thousand dollars ($150,000) on the six (6) month anniversary of the Commercialization License Commencement Date.

Section 4.2. BCV Equity. On the Commercialization License Commencement Date, in partial consideration for the grant of the Commercialization License, BCV shall issue to Senesco an equity interest representing fifteen percent (15%) of the equity of BCV on a fully-diluted basis, which equity interest will not be diluted by the first $1.0 million of equity investment into BCV, and shall otherwise have the same rights and privileges as the equity interests of BCV that are owned by the founders of BCV (including, if the founders of BCV have such protections, anti-dilution protection for additional financings in excess of the initial $1.0 million investment identical to any anti-dilution protection of the founders of BCV (noting that the founders do not expect to have any such anti-dilution protection)), all on such terms and conditions to be more fully set forth in BCV’s Operating Agreement (“Senesco’s Equity Interest”). In addition, for as long as Senesco retains ownership of Senesco’s Equity Interest, (a) Senesco shall have the right to appoint one (1) member to BCV’s advisory board and (b) in the event of the conversion of BCV from a limited liability company to a corporation, Senesco shall receive shares of capital stock in said corporation such that Senesco’s rights in such corporation (including anti-dilution protection, if any, and the right to the advisory board seat) will be substantially equivalent to Senesco’s Equity Interest.

Section 4.3. Ordinary Royalties.

(a) In addition to the payments specified in Sections 4.1 and 4.4 and the issuance of BCV equity specified in Section 4.2, in partial consideration for the grant of the Commercialization License by the Senesco Parties hereunder, on a Licensed Product-by-Licensed Product and country-by-country basis, during the applicable Royalty Term and subject to the provisions of this Section 4.3, BCV will pay to Senesco a royalty equal to three percent (3%) of Net Sales of such Licensed Product.

(b) Only one royalty will be due with respect to the same unit of Licensed Product. No royalties will be due upon the sale or other transfer among BCV and its Affiliates, but in such case the royalty will be due and calculated upon BCV’s or its Affiliates’ Net Sales to the first independent Third Party or Sublicensee. No royalties will accrue on the sale or other disposition of the Licensed Product by BCV or its Affiliates for use in a field trial sponsored or funded by BCV or its Affiliates for which no consideration is received other than reimbursement of costs, or on the disposition of a Licensed Product in reasonable quantities by BCV or its Affiliates as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose), for which no consideration is received.

(c) BCV will pay Senesco a minimum annual aggregate royalty of one hundred thousand dollars ($100,000) on each anniversary of the Commercialization License Commencement Date during the Term. For clarity, such payment will not be made on a Licensed Product-by-Licensed Product or country-by-country basis. Each minimum annual royalty payment is creditable in full against payments due Senesco pursuant to Section 4.3(a) solely in the calendar year in which such minimum annual royalty payment is made.

Section 4.4. Sublicense Income. In addition to the payments specified in Sections 4.1 and 4.3 and the issuance of BCV equity specified in Section 4.2, in partial consideration of the grant of the Commercialization License by the Senesco Parties hereunder, BCV will pay Senesco sublicense fees during the Term in an amount equal to twenty percent (20%) of any Sublicense Income received by BCV or its Affiliates.

Section 4.5. Payment. All payments to be made by BCV hereunder shall be made in United States Dollars by wire transfer of immediately available funds to such United States bank account as shall be designated by Senesco within thirty (30) days of any applicable due date, and shall be computed in United States dollars at the exchange rate prevailing in each country in the Territory at the close of the last business day of the applicable calendar quarter. The exchange rates used for such conversion shall be those set forth in the Wall Street Journal, New York edition. Late payments shall bear interest at the rate of one percent (1%) of the outstanding balance per month as prorated, or the maximum amount permitted by law, whichever is less. In the event that, by reason of Applicable Laws in any country, it becomes impossible or illegal for BCV to transfer, or have transferred on its behalf, royalties or other payments to Senesco, payments will be made in the country in local currency by deposit in a local bank designated by Senesco.

Section 4.6. Sales Reports and Royalty Payments. After the first commercial sale of each Licensed Product and during the Term, BCV shall furnish to Senesco a written report, with respect to each such Licensed Product, within sixty (60) days after the end of each calendar quarter (or portion thereof, if this Agreement terminates during a calendar quarter), showing the amount of royalty and other payments due for the immediately preceding calendar quarter (or portion thereof). Royalty and other payments for each calendar quarter shall be due within sixty (60) days after the end of each calendar quarter (or portion thereof, if this Agreement terminates during a calendar quarter). Each written report shall include a full and accurate accounting of:

(a) the gross sales and quantity of each Licensed Product sold by BCV and its Affiliates in the preceding calendar quarter;

(b) the calculation of Net Sales from such gross sales, including each deduction;

(c) the amount of Sublicense Income received by BCV from its Sublicensees;

(d) the amount of taxes, if any withheld to comply with Applicable Law; and

(e) a calculation of payments due to Senesco with respect to the foregoing (including the application of any credits pursuant to Sections 4.3(c) and/or 7.1(a) and any calculation of currency conversion).

If no royalty or other payment is due for any royalty period hereunder, BCV shall so report to Senesco in writing.

Section 4.7. Tax Withholding. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 4.7. The Parties agree to cooperate with one another and use reasonable efforts to minimize obligations for any and all income or other taxes required by Applicable Law to be withheld or deducted from any of the royalty and other payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable Paying Party under this Agreement (the “Paying Party”) shall, if required by Applicable Law, deduct from any amounts that it is required to pay to the Recipient Party hereunder (the “Recipient Party”) an amount equal to such Withholding Taxes, provided that the Paying Party shall give the Recipient Party reasonable notice prior to paying any such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Recipient Party’s account and, if available, evidence of such payment shall be secured and sent to recipient within one (1) month of such payment. The Paying Party shall, at the Recipient Party’s cost and expense, do all such lawful acts and things and sign all such lawful deeds and documents as the Recipient Party may reasonably request to enable the Paying Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Recipient Party hereunder without deducting any Withholding Taxes.

Section 4.8. Records and Audit. BCV shall keep, and shall cause each of its Affiliates and Sublicensees, if any, to keep, full and accurate books of accounting in accordance with GAAP, as may be reasonably necessary for the purpose of calculating the royalties and other amounts payable to Senesco hereunder. Such books of accounting (including those of BCV’s Affiliates and Sublicensees, if any) shall be kept at their principal place of business and, with all necessary supporting data, shall during all reasonable times during business hours for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection upon written notice by Senesco and at Senesco’s sole cost (except as provided below), no more than once per year, by a nationally-recognized independent certified public accountant, for the purpose of verifying royalty and other payment statements for compliance with this Agreement. Such independent certified accountant will execute BCV’s standard form of confidentiality agreement, and will be permitted to share with Senesco solely its findings with respect to the accuracy of the royalties and other amounts reported as payable under this Agreement. The results of each inspection, if any, shall be binding on both Parties. Senesco shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties or other amounts payable for the period of such inspection of more than five percent (5%) of the amount actually paid to Senesco, BCV shall pay for the reasonable out-of-pocket Third Party costs of such audit. In the event such accounting determines that BCV paid Senesco more than the amount properly due in respect of any calendar quarter, then any excess payments made by BCV will be credited against future amounts due to Senesco from BCV, or if no such future amounts are reasonably expected to be due to Senesco from BCV, then Senesco will reimburse BCV for any overpayment by BCV.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1. Confidentiality Obligations. Each of the Senesco Parties and BCV agree that during the Term and for ten (10) years thereafter, it shall keep confidential, and shall cause its Affiliates and its and their directors, employees, consultants, agents, subcontractors, and sublicensees to keep confidential, all Confidential Information of the disclosing Party. Neither of the Senesco Parties nor BCV nor any of their Affiliates or its or their directors, employees, consultants, agents, subcontractors, or sublicensees shall use Confidential Information of the disclosing Party for any purpose whatsoever other than to exercise any rights granted to it or reserved by it hereunder or to carry out its responsibilities hereunder. Without limiting the foregoing but subject to 0, 0, 0, and Section 5.5 below, each Party may disclose such information to the extent such disclosure is reasonably necessary to (a) file and prosecute patent applications and/or maintain patents which are filed or prosecuted in accordance with the provisions of this Agreement or submit regulatory applications and filings, (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement, or (c) comply with Applicable Laws or the order of a court of competent jurisdiction, including Applicable Laws of the U.S. Securities and Exchange Commission (“SEC”) or any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded; provided, however, that if a Party is required to make any such disclosure of the disclosing Party’s Confidential Information in connection with any of the foregoing, it shall give reasonable advance notice to the disclosing Party of such disclosure requirement and shall use reasonable efforts to assist such disclosing Party in efforts to avoid or minimize the degree of such disclosure and secure confidential treatment of such information required to be disclosed. Moreover, BCV may disclose Confidential Information of the Senesco Parties relating to the research, development or commercialization of the Biofuel IP in the Field and/or any Licensed Products to entities with whom BCV has (or may have) a marketing, commercialization and/or development collaboration and who have a specific need to know such Confidential Information and who are bound in writing by a like obligation of confidentiality and restrictions on use, provided that BCV shall be liable for any breach of such confidentiality and non-use obligations by any such Third Party.

Section 5.2. Exclusions. The obligations of confidentiality and non-use imposed by this 0 shall not apply to any information, data or materials that a receiving Party can demonstrate by written records or other tangible evidence, (a) as of the date of disclosure is demonstrably known to the receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently becomes publicly known, through no fault or omission of the receiving Party or its Affiliates; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party; or (d) is independently developed by or for the receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the disclosing Party.

Section 5.3. Limited Disclosure and Use. Each of the Senesco Parties and BCV agree that any disclosure of the other Party’s Confidential Information to any of its Affiliates or its or their directors, employees, consultants, agents, subcontractors, or sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities, and shall only be made if such Persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Either Party may disclose Confidential Information of the disclosing Party to any bona fide actual or prospective collaborators, underwriters, sublicensees, investors, lenders or other financing sources who are obligated in writing to keep such information confidential on terms as protective as terms of this ARTICLE V, to the extent reasonably necessary to enable such actual or prospective collaborators, underwriters, sublicensees, investors, lenders or other financing sources, acquirors, or companies being acquired by such Party to determine their interest in collaborating with, sublicensing, underwriting or making an investment in, otherwise providing financing to, acquiring or being acquired by the receiving Party; provided that such Party shall be liable for any breach of such confidentiality and non-use obligations by any such Third Party. Each of the Senesco Parties and BCV further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party, except as otherwise required by Applicable Law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates, and its and their employees, consultants, agents, subcontractors, and sublicensees to take such action, to preserve the confidentiality of each other Party’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each Party, upon the termination of this Agreement, shall return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations of Confidential Information in any form; provided, however, that a Party may retain (a) any Confidential Information of the other Party relating to any license which expressly survives such termination, provided that such Confidential Information shall remain subject to the obligations of confidentiality set forth herein, and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of maintaining a record of information and materials deemed to be Confidential Information hereunder.

Section 5.4. Publicity. Neither Party may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required to comply with Applicable Laws or court orders or the requirements of the SEC or any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any actual or prospective collaborators, underwriters, sublicensees, investors, lenders, other financing sources, acquirors, or companies being acquired by such Party who are obligated in writing to keep such information confidential on terms as protective as terms of this 0, provided that such Party shall be liable for any breach of such confidentiality and non-use obligations by any such Third Party. The Party desiring to make any such disclosure under clause (a) above shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be at least five (5) business days, and shall provide the other Party with a written copy thereof. Each Party agrees that it shall reasonably cooperate with the other with respect to all disclosures regarding this Agreement to the SEC and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in such disclosure.

Section 5.5. Publications. After the Evaluation Period, BCV may publish or present the results of research and development of the Biofuel IP in the Field and/or a Licensed Product generated by BCV or its Affiliates or Sublicensees, subject to the prior review and approval by Senesco for patentability and protection of the Senesco Parties’ Confidential Information as provided in this Section 5.5. BCV will provide to Senesco the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of research and development of the Biofuel IP in the Field and/or a Licensed Product or that may include Senesco Party Confidential Information. Senesco will designate a person or persons who will be responsible for reviewing such publications. Such designated person will respond in writing promptly and in no event later than sixty (60) days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal or inclusion of Senesco Party Confidential Information. In the event of concern, BCV agrees not to submit such publication or to make such presentation that contains such information until Senesco is given a reasonable period of time (not to exceed ninety (90) days) to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and BCV will remove from such proposed publication any Confidential Information of the Senesco Parties as requested by Senesco.

Section 5.6. Use of Name; Press Release. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other Party. Upon execution of this Agreement, the Parties intend to issue a mutually agreed press release regarding the subject matter of this Agreement. Each Party understands that this Agreement is likely to be of significant interest to investors, analysts and others and, therefore, that either Party has the right to make announcements of events or developments with respect its own development and commercialization activities relating to this Agreement that are material to such Party. The Parties agree that any such announcement will not contain Confidential Information of the disclosing Party (including the terms of this Agreement) or, if disclosure of such Confidential Information is required by the SEC or any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, will make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information that is disclosed to a government agency. Each Party agrees to provide the other Party with a copy of any public announcement as soon as reasonably practicable prior to its scheduled release. Except in the case of extraordinary circumstances, each Party will provide the other with an advance copy of any announcement at least five (5) business days prior to its scheduled release. Each Party has the right to expeditiously review and recommend changes to any announcement regarding this Agreement, provided that such right of review and recommendation will only apply for the first time that specific information is disclosed and will not apply to the subsequent disclosure of substantially similar information that has been previously disclosed.

ARTICLE VI

INTELLECTUAL PROPERTY

Section 6.1. Biofuel IP. As between the Parties, subject to the rights granted to BCV under this Agreement, the Senesco Parties shall retain sole and exclusive ownership of all rights, title and interest in and to the Biofuel IP.

Section 6.2. Ownership of Inventions. Each Party will exclusively own all Technology developed or conceived and reduced to practice solely by its and its Affiliates’ employees, agents or independent contractors (each, a “Sole Invention”). Although the Parties do not intend or expect to jointly develop any Technology (except pursuant to an agreement entered into pursuant to Section 2.4, which agreement shall separately address ownership and other rights in Technology developed thereunder), in the event they do so, then all inventions made jointly by employees, agents or independent contractors of each Party (including each Party’s Affiliates) will be owned jointly by the Parties such that each Party has an undivided one-half interest therein (“Joint Inventions”). (All Patents claiming patentable Joint Inventions will be referred to as “Joint Patents”). Except to the extent either Party is restricted by the rights granted to the other Party and covenants contained herein, each Party will be entitled to practice, and to grant to Third Parties or its Affiliates or sublicensees the right to practice, inventions claimed in a Joint Patent without restriction or an obligation to account to the other Party.

Section 6.3. License to Senesco. BCV grants to Senesco, and Senesco accepts, subject to the terms and conditions of this Agreement, an exclusive, fully paid-up, perpetual and worldwide license, with the right to grant sublicenses through multiple tiers, under the BCV Improvements, Joint Inventions and Joint Patents to research, develop, make, have made, use, sell, offer for sale and otherwise commercialize products and services in the Senesco Field.

Section 6.4. Inventorship. Inventorship and authorship of inventions and other intellectual property rights conceived, reduced to practice and/or authored in connection with this Agreement shall be determined in accordance with the laws of the United States.

ARTICLE VII

PROVISIONS CONCERNING THE FILING, PROSECUTION
AND MAINTENANCE OF PATENT RIGHTS

Section 7.1. Patent Filing, Prosecution and Maintenance.

(a) Subject to the other terms of this 0, the Senesco Parties, at their expense, shall have the sole right, but not the obligation (except as set forth below with respect to the Existing Biofuel Patent Rights), to prepare, file, prosecute, maintain and defend, throughout the world, the Biofuel Patent Rights (other than the Joint Patents, which are addressed in Section 7.1(c) below), including seeking any extensions thereto and supplementary protection certificates therefor. The Senesco Parties will use Commercially Reasonable Efforts to file, prosecute, maintain and defend the Existing Biofuel Patent Rights. Promptly after the filing, submission or receipt thereof, Senesco shall provide BCV with copies of new applications for any Patent Rights that Senesco reasonably determines are Biofuel Patent Rights (other than Joint Patents) and all material correspondence received from and all material submissions to be made to any government patent office or authority with respect to any patent application or patent included in such Biofuel Patent Rights (other than Joint Patents). If the Senesco Parties elect not to file in any country in the Territory a patent application on a patentable Sole Invention of Senesco or its Affiliates constituting Developed Technology, or to cease the prosecution, maintenance or defense of an Existing Biofuel Patent Right, or any other Patent Rights that Senesco reasonably determines are Biofuel Patent Rights (other than Joint Patents), then subject to Senesco’s obligations under the Third Party Agreements, Senesco shall provide BCV with prompt written notice of the decision to not file or continue the prosecution of such patent application or maintenance or defense of such patent in sufficient time to allow BCV to file, continue prosecution of such application or maintain or defend such patent in a timely manner. In such event, subject to the Third Party Agreements in the case of the Existing Biofuel Patent Rights, the Senesco Parties shall permit BCV, in BCV’s sole discretion, to file or continue prosecution or maintenance or defense of such Biofuel Patent Right in the applicable country at BCV’s own expense and in the applicable Senesco Party’s name, and BCV will be entitled to apply all such expense as a credit against any amounts payable to Senesco under this Agreement, provided, however, that any such action does not violate the terms of any judgment, settlement, compromise or other resolution or agreement then binding upon such Senesco Party. Each Party will, at the prosecuting Party’s request and expense, reasonably assist and cooperate in the filing and prosecution, maintenance or defense of any application, amendment, submission, response or correspondence with respect to any such Biofuel Patent Rights. Each Party will give due consideration to the comments of the other Party.

(b) Subject to the other terms of this 0, BCV, at its expense, shall have the sole right but not the obligation to prepare, file, prosecute, maintain and defend, throughout the world, any Patent Rights claiming the BCV Improvements, including seeking any extensions thereto and supplementary protection certificates therefor. BCV shall have the first right, but not the obligation, to file or continue prosecution or maintenance of any application for any such Patent Right claiming a BCV Improvement using patent counsel selected by BCV. Promptly after the filing, submission or receipt thereof, then BCV shall provide Senesco with copies of new applications for any such Patent Rights and all material correspondence received from and all material submissions to be made to any government patent office or authority with respect to any patent application or patent claiming BCV Improvements. In addition, if BCV elects not to file in any country in the world a patent application on BCV Improvements, or to cease the prosecution or maintenance or defense of such Patent Rights claiming BCV Improvements in any country in the world, BCV shall provide Senesco with prompt written notice upon the decision to not file or continue the prosecution of such patent application or maintenance or defense of such patent in sufficient time to allow Senesco to file, continue prosecution of such application or maintain or defend such patent in a timely manner. In such event, BCV shall permit Senesco, in Senesco’s sole discretion, to file or continue prosecution or maintenance or defense of such Patent Rights claiming the BCV Improvements in the applicable country at Senesco’s own expense and in BCV’s name, provided, however, that any such action does not violate the terms of any judgment, settlement, compromise or other resolution or agreement then binding upon BCV and provided further that Senesco shall incorporate BCV’s reasonable comments and shall confer and reasonably discuss with BCV any concerns and seek to resolve such concerns by mutual agreement.

(c) In the case of Joint Inventions, the Parties shall decide whether or not to secure patent protection and which Party shall bear the primary responsibility for preparing, filing and prosecuting the patent applications resulting therefrom. Patent-related expenses for Joint Patents are to be shared equally by the Parties. If the Parties cannot agree which Party shall bear the primary responsibility for preparing, filing, and prosecuting patent applications resulting from a Joint Patent, then counsel mutually agreeable to the Parties shall prepare, file and prosecute the patent applications and the Parties shall equally share the expenses related thereto. Each Party shall promptly render all necessary assistance reasonably requested by the other Party in applying for and prosecuting the patent applications. Neither Party shall file any patent application on Joint Inventions which shall lead to the disclosure of the other Party’s Confidential Information, unless the other Party has first agreed in writing to the filing. If a Party responsible for the prosecution or maintenance of a patent or patent application directed to a Joint Invention elects not to continue prosecution or maintenance of such patent or patent application, the Party will give the other Party notice of such election within a reasonable period prior to allowing such patent or patent application to lapse or become unenforceable, and the other Party will have the right to continue prosecution or maintenance of such patent or patent application. If a Party (the “Relinquishing Party”) declines to pay its share of patent-related expenses for any patent application or patent directed to a Joint Invention, the other Party may assume payment of the Relinquishing Party’s share of the patent-related expenses, and the Relinquishing Party will assign title to such patent application or patent to the Party assuming payment.

Section 7.2. Notice of Infringement. If, during the Term, either Party learns of any actual, alleged or threatened infringement or misappropriation by a Third Party of any Biofuel IP or BCV Improvements, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement or misappropriation.

Section 7.3. Enforcement of Patent Rights.

(a) BCV shall have the first right (but not the obligation), at its own cost and expense and with legal counsel of its own choice, to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Biofuel Patent Rights, Joint Patents and Patent Rights claiming BCV Improvements, each in the Field, provided that such rights with respect to the Biofuel Patent Rights and Joint Patents shall commence only on and after the Commercialization License Commencement Date, and prior to such date (i) Senesco shall have the exclusive right (but not the obligation) to bring suit (or take other appropriate legal action) against any actual, alleged or threatened infringement of the Biofuel Patent Rights and (ii) neither Party shall have the right to bring suit or take other legal action against any actual, alleged or threatened infringement of the Joint Patents without the other Party’s prior written consent. Senesco and its Affiliates each shall have the right, at its own cost and expense, to be represented in any such action brought by BCV, to the extent involving the Biofuel Patent Rights or Joint Patents, by counsel of Senesco’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of BCV to control the suit or other legal action as described in the first sentence of this Section 7.3(a).

(b) If none of BCV, its Affiliates or any of its Sublicensees, on its own initiative, files any suit or other legal action against any such infringement to the extent permitted by this Agreement within ninety (90) days after the earliest of notice under Section 7.2 (or, if sooner, fifteen (15) days prior to any deadline relating to loss of any rights with respect to such infringement), then Senesco or its Affiliates shall have the right to bring suit or take other appropriate legal action against such actual, alleged or threatened infringement with respect to the Biofuel Patent Rights, Joint Patents or Patent Rights claiming BCV Improvements in the Field, in Senesco’s name and at its expense, upon written notice delivered to BCV within five (5) days of the expiration of such ninety (90) day or fifteen (15) day period, as the case may be. BCV shall have the right, at its own cost and expense, to be represented in any such action brought by Senesco or its Affiliates by counsel of BCV’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Senesco or its Affiliates to control the suit or other legal action as described in the first sentence of this Section 7.3(b).

(c) Senesco and its Affiliates shall have the sole right, but not the obligation, at its sole expense to file any suit or take other legal action against any infringement of the Biofuel Patent Rights, Joint Patents and Patent Rights claiming the BCV Improvements in the Senesco Field and to retain any damages, monetary awards or other amounts recovered therefrom. BCV shall have the right, at its own cost and expense, to be represented in any such action brought by Senesco or its Affiliates, to the extent involving Patent Rights claiming BCV Improvements or Joint Patents, by counsel of BCV’s own choice; provided, however, that under no circumstances shall the foregoing affect the right of Senesco and its Affiliates to control the suit or other legal action as described in the first sentence of this Section 7.3(c).

(d) The Parties shall not settle, compromise or otherwise resolve any suit or legal action addressed by this Section 7.3, nor make any admissions, filings, statements or other disclosures in any such suit or legal action, that would restrict, waive or otherwise encumber or impair the rights licensed to the applicable Party hereunder, or subject the other Party to any liability or obligations in connection therewith, without the prior written consent of that affected Party.

(e) Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit or other legal action taken under Sections 7.3(a) or (b), shall be applied as follows:

(i) first, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action; and

(ii) any amounts remaining shall be allocated as follows: (A) if BCV or any of its Sublicensees is the Party bringing such suit or taking such legal action, all such amounts shall be retained by BCV or such Sublicensee, subject to such amounts being treated as Net Sales for which royalties shall be due to Senesco pursuant to 0 and (B) if Senesco or its Affiliate is the Party bringing such suit or taking such other legal action, all such amounts shall be retained by Senesco, subject to such amounts being treated as Net Sales for which royalties shall be payable by Senesco to BCV under the terms of 0 applied mutatis mutandis.

(f) If a Party brings any such suit or legal action under this Section 7.3, the other Party agrees to be joined as a party plaintiff if necessary to prosecute such suit or legal action, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit, at the expense of the Party bringing such suit or legal action; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

Section 7.4. Infringement of Third Party Rights. If any Licensed Product that is manufactured, used or sold by or for BCV becomes the subject of a Third Party’s claim or assertion of infringement of a Patent controlled by such Third Party, the Party first having notice of the claim or assertion will promptly notify the other Party in writing, and the Parties will promptly meet to consider the claim or assertion and the appropriate course of action. Each Party has the right to take action to defend any such claim brought against it by a Third Party, provided, however, that neither Party will enter into any settlement of any claim described in this Section 7.4 that affects adversely the other Party’s rights or interests without first obtaining the other Party’s written consent, which consent will not be unreasonably withheld. Nothing in this Section 7.4 will be deemed to relieve either Party of its obligations under Section 8.4.

Section 7.5. Other Infringement Resolutions. In the event of a dispute or potential dispute which has not ripened into a demand, claim or suit of the types described in Sections 7.3 or 7.4, the same principles governing control of the resolution of the dispute, consent to settlement of the dispute, and implementation of the settlement of the dispute (including the sharing in and allocating the receipt of damages, license fees, royalties and other compensation) will apply.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 8.1. Mutual Representations and Warranties. BCV hereby represents and warrants to Senesco, and Senesco represents and warrants, to BCV, as to each of the Senesco Parties as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(c) No Conflict. It has not entered, and will not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not result in a breach of any other contract to which it is a party.

Section 8.2. Senesco. Senesco represents and warrants, as of the Effective Date, to BCV that:

(a) it or Senesco Sub is the sole and exclusive owner of all right, title and interest in the Biofuel IP existing as of the Effective Date and is entitled to grant the Licenses specified herein. The Biofuel IP is free and clear of any liens, charges and encumbrances. Senesco Sub is a wholly owned subsidiary of Senesco. Senesco will promptly notify BCV in writing if at any time during the Term it becomes aware that the foregoing representation and warranty ceases to be true.

(b) The Biofuel Patent Rights listed on Schedule A and the Biofuel Know-How provided to BCV pursuant to Section 3.2 constitute all of the Patent Rights and Technology owned by Senesco or its Affiliates on the Effective Date that would, but for the rights granted to BCV pursuant to this Agreement, be infringed or misappropriated by the exercise by BCV of its rights under this Agreement, provided that if after the Effective Date BCV identifies any Biofuel Patent Rights that, as of the Effective Date, have been omitted from Schedule A or Biofuel Know-How that have not been provided to BCV pursuant to Section 3.2, and if such omissions were unintentional BCV’s sole remedy shall be to require Senesco to include (and to cause the Senesco Sub to include) such Biofuel Patent Rights on Schedule A or to provide such Biofuel Know-How to BCV pursuant to Section 3.2.

(c) To the Senesco Parties’ knowledge, there are no claims, judgments or settlements against or owed by Senesco or its Affiliates or pending or threatened claims or litigation against Senesco or its Affiliates or to which Senesco or its Affiliate is a party relating to the Biofuel IP that would reasonably be expected to impact activities under this Agreement. Without limiting the generality of the foregoing, as of the Effective Date, to the Senesco Parties’ knowledge, no claim has been made against them (i) asserting the invalidity, misuse, unregisterability or unenforceability of any of the Biofuel Patent Rights (other than in the ordinary course of patent prosecution before the U.S. Patent and Trademark Office or any foreign patent office) or (ii) challenging the Senesco Parties’ ownership or Control of the Biofuel IP or making any adverse claim of ownership of the Biofuel IP. Senesco will promptly notify BCV in writing if at any time during the Term it becomes aware that the foregoing representation and warranty ceases to be true.

(d) Listed on Schedule D are all the agreements existing as of the Effective Date between Senesco or its Affiliates and any Third Parties pursuant to which Senesco or its Affiliates has rights and/or obligations with respect to any Biofuel IP to the extent relevant to BCV’s rights under this Agreement in the Field (“Third Party Agreements”). Prior to the Effective Date Senesco has provided to BCV true and correct copies of all Third Party Agreements from which copies have been redacted only those terms that are not material to either the Senesco Parties’ obligations under this Agreement or the rights granted to BCV under this Agreement. Neither Senesco nor any of its Affiliates is or has been a party to any agreement with the U.S. federal government or an agency thereof pursuant to which the U.S. federal government or such agency provided funding relating to the Biofuel IP or any Licensed Product.

(e) The Senesco Parties have no knowledge of any Patent Rights (other than the Biofuel Patent Rights) that may be infringed by the practice or use of the Biofuel IP in the Field or by the development, manufacture, use or sale of Licensed Products, and no claim of infringement of the Patent Rights of any Third Party has been made nor, to the Senesco Parties’ knowledge, threatened against Senesco or any of its Affiliates with respect to the practice or use of the Biofuel IP in the Field or the development, manufacture, sale or use of Licensed Products. To the Senesco Parties’ knowledge, neither Senesco nor any of its Affiliates or their respective current or former employees has misappropriated any of the Biofuel Know-How from any Third Party, and the Senesco Parties have no knowledge of any claim by a Third Party that such misappropriation has occurred.

(f) To the Senesco Parties’ knowledge, the Biofuel IP is not being infringed or misappropriated by any Third Party in the Field.

Section 8.3. No Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED, INCLUDING WARRANTIES ARISING BY COURSE OF DEALING, PERFORMANCE, CUSTOM OR USAGE IN THE TRADE, AND IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT OR OTHER PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A LICENSED PRODUCT WILL BE ACHIEVED.

Section 8.4. Indemnification.

(a) BCV Indemnity. BCV shall indemnify, defend and hold harmless Senesco, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Senesco Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) (“Loss”) incurred by or imposed upon such Senesco Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including product liability matters, to the extent arising, (i) as a consequence of a material breach by BCV of its representations, warranties, covenants or agreements hereunder, (ii) as a consequence of the gross negligence or willful misconduct of any BCV Indemnitee in exercising its rights or performing its obligations under this Agreement, (iii) out of the conduct by or on behalf of BCV or its Affiliates or Sublicensees of research, development and commercialization activities relating to the Licensed Products, or (iv) out of the sale or use by any Person of any Licensed Products sold by or on behalf of BCV or any of its Affiliates or Sublicensees; except in the case of clauses (iii) and (iv) to the extent such Loss arises from a matter for which Senesco is obligated to indemnify BCV under Section 8.4(b).

(b) Senesco Indemnity. Senesco shall indemnify, defend and hold harmless BCV, its Affiliates and their respective directors, officers, employees, agents and equity holders and their respective successors, heirs and assigns (the “BCV Indemnitees”), from and against any Loss incurred by or imposed upon such BCV Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, to the extent arising (i) as a consequence of a material breach by a Senesco Party of its representations, warranties, covenants or agreements hereunder, (ii) as a consequence of the gross negligence or willful misconduct of any Senesco Indemnitee in exercising its rights or performing its obligations under this Agreement, or (iii) out of or related to the exercise by Senesco, its Affiliates or any Third Party deriving rights from Senesco or its Affiliates, of Senesco’s rights under Sections 6.3 or 9.5.

(c) Indemnification Procedures. In the event that any Indemnitee is seeking indemnification under this 0 from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnitee as soon as reasonably practicable after the Indemnitee receives notice of the claim, and the Party (on behalf of itself and such Indemnitee) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim; it being understood and agreed that the right to assume the direction and control of such litigation shall be conditioned upon the ongoing existence of each of the following: (i) the Indemnifying Party expressly agrees in writing to the Indemnified Party without a reservation of rights that, as between the Parties, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the claim notwithstanding any limitation with respect to indemnification included in this Agreement; (ii) such claim is solely for monetary damage; and (iii) such claim shall not involve a criminal matter or be a claim being brought by a governmental authority. The indemnification obligations under this 0 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this 0.

Section 8.5. LIMITATION OF LIABILITY.

(a) NEITHER PARTY SHALL BE LIABLE TO THE OTHER, OR TO ANY THIRD PARTY CLAIMING THROUGH OR UNDER THE OTHER PARTY, FOR ANY LOST PROFITS OR FOR ANY INDIRECT, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT WITH RESPECT TO A BREACH OF EITHER PARTY’S OBLIGATIONS WITH RESPECT TO 0, A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER 0, A PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY, OR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

(b) THE LIMITATIONS OF LIABILITY CONTAINED IN THIS AGREEMENT ARE A FUNDAMENTAL PART OF THE BASIS OF EACH PARTY’S BARGAIN HEREUNDER, AND NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT ABSENT SUCH LIMITATION OF LIABILITY.

Section 8.6. Insurance. Each Party will maintain insurance during the Term of this Agreement and for a period of at least two (2) years thereafter with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. BCV’s commercial general liability insurance coverage shall name Senesco as an additional insured from the Effective Date forward with respect to BCV’s performance hereof. Each Party will provide the other Party, upon written request, with evidence of the existence and maintenance of such insurance coverage. Moreover, BCV agrees to provide Senesco with certificates evidencing such coverage at least sixty (60) days prior to the first commercial sale of a Licensed Product and at least annually thereafter. Such insurance certificates shall state that such insurance shall not be canceled or materially altered except upon written notice to the other Party.

ARTICLE IX

TERM AND TERMINATION

Section 9.1. Term. Unless terminated earlier pursuant to this Article IX, the term of this Agreement (“Term”) shall commence on the Effective Date and shall continue until the expiration of the last-to-expire Royalty Term for a Licensed Product. Upon expiration of the Term, the rights granted under Article 2 will become fully-paid and perpetual.

Section 9.2. Termination by Senesco.

(a) Insolvency. Senesco shall have the right, on behalf of the Senesco Parties, to terminate this Agreement, at Senesco’s sole discretion, on written notice to BCV upon the filing by BCV in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of BCV or its assets, or if BCV is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by BCV of an assignment of substantially all of its assets for the benefit of its creditors.

(b) Material Breach. Senesco shall have the right, on behalf of the Senesco Parties, to terminate this Agreement, in its entirety or on a Licensed Product-by-Licensed Product basis, at Senesco’s sole discretion, upon delivery of written notice to BCV, in the event of any material breach by BCV of any terms and conditions of this Agreement applicable to this Agreement or such Licensed Product, if such breach has not been cured within (i) thirty (30) days with respect to a material breach involving the failure to make a payment when due or (ii) forty-five (45) days with respect to any other material breach of this Agreement, after written notice thereof is given by Senesco to BCV specifying the nature of the alleged breach.

(c) Diligence. BCV’s breach of its obligation in Section 3.1(c) to use Commercially Reasonable Efforts to research, develop and commercialize at least one Licensed Product in the Field shall be deemed a material breach of this Agreement. Senesco may exercise its termination right under Section 9.2(b) with respect to such material breach in its sole discretion on a Licensed Product-by-Licensed Product basis or with respect to this Agreement in its entirety.

Section 9.3. Termination by BCV.

(a) Insolvency. BCV shall have the right to terminate this Agreement, at BCV’s sole discretion, on written notice to Senesco upon the filing by a Senesco Party in any court or agency pursuant to any statute or regulation of the United States or any other jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of a Senesco Party or its assets, or if a Senesco Party is served with an involuntary petition against it in any insolvency proceeding, upon the ninety-first (91st) day after such service if such involuntary petition has not previously been stayed or dismissed, or upon the making by a Senesco Party of an assignment of substantially all of its assets for the benefit of its creditors (“Senesco Party Bankruptcy”). Notwithstanding the foregoing, BCV agrees to exercise the foregoing termination right only in the event that the Senesco Party Bankruptcy has or is reasonably likely to have a material adverse effect on BCV’s rights or the performance of the Senesco Parties’ obligations under this Agreement.

(b) Material Breach. BCV may terminate this Agreement in the event of any material breach by a Senesco Party of any terms and conditions of this Agreement, provided that such breach has not been cured within forty-five (45) days after written notice thereof is given by BCV to Senesco specifying the nature of the alleged breach.

(c) Elective Termination During the Evaluation Period. BCV may terminate this Agreement at any time during the Evaluation Period, for any or no reason, effective upon written notice to Senesco delivered no later than the Evaluation Period Termination Date.

(d) Elective Termination After the Evaluation Period. BCV may terminate this Agreement at any time on or after the second anniversary of the Commercialization License Commencement Date for any or no reason upon sixty (60) days prior written notice to Senesco.

Section 9.4. Effect of Termination for Senesco Breach or Insolvency. Notwithstanding anything to the contrary in Section 9.8, if BCV terminates this Agreement pursuant to Section 9.3(a) or (b), then Sections 6.3 and 7.3(c) shall terminate and all the rights granted to BCV in Article 2 and Article 7 will survive such termination until the Term would otherwise expire under Section 9.1; provided, that BCV continues to use Commercially Reasonable Efforts to develop and commercialize Licensed Products in the Field and shall pay all amounts due to Senesco pursuant to Article 4 until such time at which the Term would otherwise have expired under Section 9.1 (at which time the Commercialization License will be fully paid and perpetual pursuant to Section 9.1), which payments may be reduced by any damages awarded in a final judgment (from which no appeal is or may be taken) against the Senesco Parties for their breach of this Agreement.

Section 9.5. Effect of Termination by BCV During the Evaluation Period. Upon any termination of this Agreement pursuant to Section 9.3(c), notwithstanding anything to the contrary in Section 9.8, the rights and obligations of the Parties hereunder, and all licenses granted to BCV, shall immediately cease, and:

(a) BCV shall promptly assign to Senesco all of BCV’s rights, title and interest in and to any and all BCV Improvements, BCV Owned Service Improvements, Joint Inventions and Joint Patents.

(b) Within thirty (30) days after the effective date of termination, BCV shall provide to Senesco a comprehensive final report containing the research and development activities undertaken by BCV during the Evaluation Period, and shall provide Senesco with copies of, and BCV hereby assigns to Senesco all of BCV’s rights, title and interest in and to, all data and results of such activities, including business plans, testing plans, testing results, a summary of all business development initiatives and results, presentations, research materials and industry data (“Final Report”). Senesco may use the information contained in the Final Report for any purpose.

(c) BCV shall, and shall cause any Sublicensee or other Person to which BCV has provided any Confidential Information of the Senesco Parties, to return (or purge its systems and files of, and suitably account for) all tangible Confidential Information of the Senesco Parties (including the BCV Improvements, BCV Owned Service Improvements, Joint Inventions and Joint Patents and information contained in the Final Report to the extent they are Confidential Information), except that BCV shall be entitled to retain, through its legal counsel, one (1) copy of such Confidential Information to the extent required under any Applicable Law or to ensure compliance with the terms of this Agreement. BCV shall certify in writing that it has fully complied with its obligations under this Section 9.5(c) within seven (7) days after its receipt of a request by Senesco for such a certification.

(d) The rights and obligations of the Parties set forth in Section 8.3 (No Warranties), Section 8.4 (Indemnification), Section 8.5 (Limitation of Liability), and Section 8.6 (Insurance) and ARTICLE V (Confidential Information), ARTICLE IX (Term and Termination) and ARTICLE X (Miscellaneous) (and any definitions referred to therein), shall survive termination of this Agreement.

Section 9.6. Effect of Other Termination. Upon any termination of this Agreement other than pursuant to Section 9.3(a), 9.3(b) or 9.3(c), the rights and obligations of the Parties hereunder, and all licenses granted to BCV, shall immediately cease (except as otherwise provided in this Section 9.6 and Section 9.8), and:

(a) All amounts due and payable to Senesco prior to the effective date of termination shall be paid to Senesco no later than the effective termination date of this Agreement.

(b) Should BCV have any inventory of the terminated Licensed Product, other than upon termination of this Agreement pursuant to 0, BCV shall have the right to dispose of such inventory after termination of this Agreement with respect to such terminated Licensed Product (subject to the payment to Senesco of any royalties due hereunder thereon). If Senesco terminates this Agreement pursuant to 0, BCV and its Affiliates and Sublicensees shall immediately cease all sales of the terminated Licensed Products.

(c) In the event that the Commercialization License is terminated, any granted Sublicenses that include commercialization rights will remain in full force and effect and Senesco will enter into appropriate agreements or amendments to the Sublicense to substitute itself for BCV as the licensor thereunder; provided that (i) the Sublicense complies with the terms of this Agreement, (ii) the Sublicensee is not then in breach of its Sublicense, (iii) the Sublicensee agrees to be bound to the Senesco Parties as licensors under the terms and conditions of the Sublicense without imposing any greater obligation, representation, warranty or liability on the Senesco Parties than imposed on the Senesco Parties under this Agreement, and (iv) all payments under the Sublicense in respect of the Biofuel IP and Licensed Products shall be made directly to Senesco. If any of the foregoing requirements are not satisfied with respect to a Sublicense, such Sublicense shall terminate upon termination of the Commercialization License.

(d) Each Party shall return and shall cause any Sublicensee or other Person to which it has provided Confidential Information of the other Party (or purge its systems and files of, and suitably account for) all tangible Confidential Information of the other Party (in the case of termination on a Licensed Product-by-Licensed Product basis, in connection with the terminated Licensed Product(s)), except that such Party shall be entitled to retain, through its legal counsel, one (1) copy of such Confidential Information to the extent required under any Applicable Law or to ensure compliance with the terms of this Agreement. Each Party shall certify in writing that it has fully complied with its obligations under this Section 9.60 within seven (7) days after its receipt of a request by the other Party for such a certification.

(e) The license granted under Section 6.3 shall survive, but shall not include any BCV Improvement that is (i) first conceived, discovered, developed or authored eighteen (18) months or more after the effective date of termination and that is (ii) a BCV Improvement solely by virtue of being related to the Biofuel IP as opposed to an improvement to or derivative of the Biofuel IP. Further, BCV agrees to negotiate in good faith with Senesco with respect to BCV granting to Senesco a royalty-bearing license under any Technology Controlled by BCV that BCV actually uses and is necessary to develop, manufacture or commercialize the Licensed Products in the Field, the terms of such license to be commercially reasonable.

Section 9.7. Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this 0 are in addition to any other relief and remedies available to either Party at law or in equity.

Section 9.8. Surviving Provisions. Except as otherwise expressly stated in this Agreement, the rights and obligations of the Parties set forth in 0 (Sales Reports and Royalty Payment) (with respect to the last calendar quarter of the Term), Section 4.7 (Tax Withholding), Section 4.8 (Sales Record Audit), Section 7.1(c) (Prosecution of Joint Patents), Sections 7.3(c) and (d) (with respect to Senesco’s right to enforce certain Patent Rights), 0 (No Warranties), 0 (Indemnification), 0 (Limitation of Liability) and Section 8.6 (Insurance) and 0 (Confidential Information), 0 (Intellectual Property), 0 (Term and Termination) and 0 (Miscellaneous) (and any definitions referred to therein), as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the termination of this Agreement for any reason. Termination of this Agreement for any reason shall not release any Party from any liability or obligation that has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies, or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination.

Section 9.9. Bankruptcy Rights. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that a Party, as a licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of a rejection of this Agreement by a Party in any bankruptcy proceeding by or against such Party under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to it upon written request therefor, and (b) such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) shall not interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Licensed Products, regulatory filings and related rights, and Biofuel IP, Joint Inventions, Joint Patents and BCV Improvements. The foregoing provisions are without prejudice to any rights a Party, as licensee of intellectual property under this Agreement, may have arising under the Bankruptcy Code or other applicable law.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notification. All notices, requests and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) sent by private courier service providing evidence of receipt, or (c) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

If to Senesco or Senesco Sub:	721 Route 202/206, Suite 130 Bridgewater, New Jersey 08807 Attn: Joel Brooks, CFO

With a copy to:	Morgan Lewis & Bockius LLP 502 Carnegie Center Princeton, New Jersey 08540-6241 Attn: Emilio Ragosa
If to BCV:	BioCorp Ventures LLC 336 Bon Air Center #418 Greenbrae, CA 94904 Attn: Tony Shapiro
With a copy to:	Faber Daeufer Itrato & Cabot PC 950 Winter Street Suite 4500 Waltham, MA 02451 Attn: Ken Itrato

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (ii) if sent by private courier, on the day such notice is delivered to the recipient, or (iii) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

Section 10.2. Governing Law; Jurisdiction. This Agreement shall be deemed to have been made in the State of Delaware, and its form, execution, validity, construction and effect shall be determined in accordance with, and any dispute arising from the performance or breach hereof shall be governed by and construed in accordance with, the laws of the State of Delaware, excluding its body of law controlling conflicts of law. Each of the Parties irrevocably submits to the exclusive jurisdiction of the federal and state courts situated in the State of Delaware for purposes of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby and agrees not to commence any action, suit or proceeding related hereto except in such courts. Neither Party shall challenge or contest the subject matter or personal jurisdiction of any such court or its venue or assert the defense of forum nonconveniens.

Section 10.3. Entire Agreement. This Agreement, together with all of its Schedules, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification to this Agreement shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

Section 10.4. Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

Section 10.5. Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

Section 10.6. Assignment. This Agreement shall not be assignable by either Party to any Affiliate or Third Party without the prior written consent of the other Party hereto, except to an entity that acquires all or substantially all of the capital stock, business or assets of the Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), provided that in each case the assigning Party provides written notice to the other Party of such assignment and the assignee agrees in writing to be bound by the terms and conditions of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this 0 shall be null and void, ab initio. In the event that either of the Senesco Parties is party to an Industry Transaction or any other consolidation or reorganization, BCV agrees to reasonably negotiate in good faith any amendments to this Agreement requested by a Senesco Party, so long as such amendments would not have a material adverse effect on BCV’s rights or obligations under this Agreement.

Section 10.7. Force Majeure. Except for obligations of payment arising hereunder, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, terrorism, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use its commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than three (3) months, the Parties hereto shall consult with respect to an equitable solution including the possible termination of this Agreement.

Section 10.8. Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement. Neither Party shall challenge the validity or enforceability of the terms, conditions, obligations and covenants hereunder.

Section 10.9. Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current Applicable Law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby, provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

Section 10.10. Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

Section 10.11. Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 10.12. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative.

SENESCO TECHNOLOGIES, INC.		BIOCORP VENTURES, LLC

By:	/s/ Leslie J. Browne	By:	/s/ Todd Weimer

Name:	Leslie J. Browne	Name:	Todd Weimer

Title:	President & CEO	Title:	Director

SENESCO, INC.

By:	/s/ Leslie J. Browne

Name:	Leslie J. Browne

Title:	President

SCHEDULE A

BIOFUEL IP

See attached.

ii

SCHEDULE B

EXCLUDED PRODUCTS

Banana seedlings, transgenic banana plants

“Cotton”: Cells, plants, seeds, part of plants of any species of the genus Gossypium cultivated for cotton fiber and/or cotton seed oil production

“Brassica”: Cells, plants, seeds, part of plants of any species of the genus Brassica cultivated for oilseed production, including but not limited to Brassica napus, Brassica juncea, Brassica rapa, Brassica carinata

“Rice”: Oryza sativa sp, and hybrids thereof

Corn, soy and any hybrid varieties thereof

Alfalfa, Medicago species

Garden plants: Bedding plants are flowering plants used in outdoor garden, container and hanging basket settings. Some examples of bedding plants include, but are not limited to, Petunia, Begonia, Impatiens, Marigold, Geranium, Vinca and Pansy.

Potted plants: Potted plants are herbaceous or woody flowering plants used in indoor pot situations for aesthetic purposes. Some examples of potted plants include, but are not limited to, Poinsettia, Lilly, potted Rose, Azalea, African Violet, Chrysanthemum, Kalanchoe and Cyclamen

Turf grass, excluding grasses used for forage: fine turf, amenity turf grass, recreational turf

All trees cultivated, harvested or produced for any purpose (other than those grown for the purpose of edible fruit and nut production) including all derivative products from such trees regardless of end use.

Any and all products, goods or services to the extent incorporating, containing, utilized or enabled by or otherwise exploiting any of the foregoing.

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SCHEDULE C

DEVELOPMENT PLAN

BioCorp Ventures development plan consists of 4 primary steps:

1.	Validation
2.	Market Analysis
3.	Use of Funds
4.	Capital

Each of these four development plan steps are summarized below.

BCV’s initial Development plan goals are to establish whether or not a commercially viable product for biofuel can be extracted using the Senesco technology. BCV will focus its efforts on that discovery process.

STEP 1. VALIDATION

BCV will likely work with a reputable research center (such as Fraunhofer) for the validation of Senesco’s technology, in particular its improvements to transgenic algae and jatropha compared to wild types and current best commercial strains. Validation may also include a discovery phase whereby additional algal variations are evaluated.

BCV may also elect to work with private individuals (such as John Thompson) for commercial validation processes.

In parallel with validation work, BCV will also engage in:

STEP 2. MARKET ANALYSIS

BCV will work with market experts to determine the best use of funds for market focus, business development and commercialization.

STEP 3. USE OF FUNDS

Upon completion of validation and market analysis, BCV will be in a position to properly evaluate and allocate an appropriate use of funds.

The use of funds will include (but not be limited to) operational needs such as:

1.	G&A staffing plans
2.	Business development efforts
3.	Grant application work

STEP 4. CAPITAL

Capital sources will be determined by the amount of money required to properly execute on the use of funds.

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SCHEDULE D

THIRD PARTY AGREEMENTS

Patent License Agreement, between Senesco Technologies, Inc. and Monsanto Company, effective August 6, 2007.

Commercial License Agreement, between Senesco Technologies, Inc. and Arborgen, LLC, effective December 31, 2006.

Development and License Agreement, between Senesco Technologies, Inc. and The Scotts Company, effective March 8, 2004.

License Agreement, between Senesco Technologies, Inc. and Bayer CropScience AG, executed on July 17, 2007.

License Agreement, between Senesco Technologies, Inc. and Bayer CropScience AG, executed on August 30, 2007.

License Agreement, between Senesco Technologies, Inc. and Bayer CropScience GmbH, effective November 8, 2006.

Senesco Inc. License Agreement, between Senesco Technologies, Inc. and Rahan Meristem, effective May 17, 1999.

Development and License agreement, between Senesco Technologies, Inc. and Cal/West Seeds, dated as of September 14, 2002.

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